Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281409

PROSPECTUS

3,029,440 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 3,029,440 shares of common stock, par value $0.001 (“common stock”), of AppTech Payments Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), by Peak One Opportunity Fund, L.P. (“Peak One”) and Peak One Investments, LLC (“Peak One Investments”) (Peak One and Peak One Investments are collectively referred to herein as the “Selling Stockholders”). Peak One Investments is the General Partner of Peak One, both of which are Delaware entities. We are registering the resale of: (i) up to 2,179,440 shares of common stock (the “Debenture Shares”) issuable upon the conversion of our 6% convertible debenture, including conversion of $66,000 of accrued interest (the “Debenture”) issued to Peak One, (ii) up to 750,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants (“Warrants”) issued to Peak One Investments, (iii) 100,000 shares of restricted common stock (the “Private Placement Commitment Shares”) issued to Selling Stockholders as commitment shares, including 50,000 shares of common stock issued to Peak One Investments and 50,000 shares of common stock issued to Peak One, each of which were issued in a private placement pursuant to the terms of that certain Securities Purchase Agreement, dated as of July 10, 2024 (“Securities Purchase Agreement”). See “Recent Developments” for a description of the Securities Purchase Agreement and “Selling Stockholders” for additional information regarding Peak One and Peak One Investments. The prices at which the Selling Stockholders may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. We will, however, receive the proceeds of any cash exercise of Warrants by the Selling Stockholders.

The Selling Stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares of common stock in the section titled “Plan of Distribution” on page 35 of this prospectus. The Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholders decide to sell their shares of common underlying the Warrants or the Debenture, we will not control or determine the price at which the shares are sold.

You should read this prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” carefully before you invest in any of our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “APCX.” The last reported sale price of our common stock on the Nasdaq Capital Market on August 15, 2024 was $1.02 per share. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock.

Investing in our common stock involves a high degree of risk. Please consider carefully the risks described in this prospectus under “Risk Factors” beginning on page 15 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2024

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.apptechcorp.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

Unless the context otherwise requires, the terms “AppTech,” “we,” “us” and “our” in this prospectus refer to AppTech Payments Corp., and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholders authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholders are not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, incorporated by reference in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the Selling Stockholders have not, authorized anyone to provide you with any information other than that contained, or incorporated by reference, in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the Selling Stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the following summary together with the more detailed information appearing in this prospectus and the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety, including our consolidated financial statements and related notes as well as the section entitled “Risk Factors” herein and in the documents incorporated by reference, before making any investment decision.

Business Overview

The financial services industry is going through a period of intensive growth driven by the advancement of technology and the rapid rise of contactless transactions due to societal changes, in part, as a response to COVID-19. End-users expect ease of use and an enhanced user experience in all their daily financial interactions. In this rapidly evolving digital marketplace, businesses have broad and frequently changing requirements to meet consumer expectations and operational efficiencies to maintain their competitive edge.

To flourish in this environment, businesses need to adopt new technologies to engage, communicate and process payments and manage payouts with their customers from a supplier that widely supports innovation and adaptation as the industry evolves. We believe our technologies will greatly increase the adoption of omni-channel payments and digital banking solutions in sectors that must quickly adapt and migrate to new, secure digital Fintech technologies. By embracing advancements in the payment and banking industries, we are well-positioned to meet the growing needs of existing and prospective clients and intend for our current and future products to be at the forefront of solving these accelerated market needs.

AppTech’s all-in-one Fintech platform, FinZeo™, delivers best-in-class financial technologies and capabilities through an ever-evolving modular cloud/edge-based architecture. The FinZeo platform houses a large array of financial products and services that can be implemented off-the-shelf or customized via modern APIs. Within its FinZeo platform, AppTech offers Payments-as-a-Service (“PaaS”), Banking-as-a-Service (“BaaS”), and the Commerse™ Portal.

FinZeo provides PaaS via integrated solutions for frictionless digital and mobile payment acceptance. These solutions provide advanced payment processing solutions by catering to the unique needs of each merchant. FinZeo’s PaaS solutions include ACH (automatic clearing house), credit & debit cards, eCheck, mobile processing, electronic billing, and text-to-pay. PaaS will also solve for multi-use case, multi-channel, API-driven, account-based issuer processing for card, digital tokens, and payment transfer transactions.

AppTech is positioned to further accelerate digital transformation through BaaS, layered with financial management tools that empower financial institutions to provide businesses, professionals, and individuals with the ability to better manage their finances anywhere, anytime at a fraction of the cost of traditional banking and financial services. BaaS fosters an ecosystem of immersive and scalable digital financial management services, including FinZeo's groundbreaking automated underwriting portal. By digitizing the underwriting process, Automated Underwriting expedites business onboarding with its intuitive digital application and e-signature capabilities. This portal offers customizable pricing, risk models, and access to multiple processors, ensuring tailored solutions for diverse needs.

The Commerse Portal empowers Independent Sales Organizations (ISOs) and Independent Software Vendors (ISVs) to seamlessly integrate their businesses, facilitating swift technology adoption. By leveraging the Commerse portal, ISOs/ISVs can streamline operations and foster growth, meeting the economic demands of their merchants. Through personalized portals, ISOs/ISVs have the flexibility to select and integrate FinZeo payments and banking services, thereby enhancing their offerings to clients.

FinZeo has a flexible architecture and can be fully white labeled to allow for rich, personalized payment and banking experiences. This cloud-based platform packages together elements of AppTech’s intellectual property, BaaS, PaaS and Commerse™️ Portal to create a one-hub connection point of multitenant portals giving the merchant, ISO/ISV, and each customer a well-defined user experience.

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Corporate Information

AppTech Corp. reincorporated in Delaware on December 23, 2021 and changed its name to AppTech Payments Corp. The Company’s principal executive offices are located at 5876 Owens Avenue, Suite 100, Carlsbad, California 92008. Its phone number is (760) 707-5959. Its website address is www.apptechcorp.com. AppTech does not incorporate the information on or accessible through our website into this prospectus. AppTech has included our website address in this prospectus solely as an inactive textual reference.

Industry Background

The financial technology and payment processing industries are an integral part of today’s worldwide financial structure. The electronic payments industry is massive, with growth fueled by powerful long-term trends that continue to increase the acceptance and use of electronic payments compared to cash-based payments. According to the Federal Reserve’s Payment Study of 2022, the growth rate of noncash payments is 9.5% annually, reaching $128.51 trillion in value in 2021.1

The payment processing industry continues to evolve rapidly based on the application of new technology and changing customer needs. Changes in technology have allowed for new payment methods, such as mobile and contactless payments, which is driving demand for new innovative solutions to meet consumer expectations. This results in businesses increasingly being required to deliver more convenient methods of interacting with their customers to ensure loyalty and repeat business. As consumers continue to integrate mobile devices into their lives, there will be increased demand to conduct business through mobile wallets. In fact, PwC consumer research estimates a revenue opportunity of $60 billion for digital payment ecosystems.2 According to Global Industry Analysts, the global mobile payment market was valued at $1,449.56 billion in 2020 and is expected to reach over $5,399.6 billion in 2026 with growth at a CAGR of 24.5% over the forecast period (2021 – 2026). 3

In addition to changing the payment industry by offering digital wallets to enable consumers to transact digitally, Fintech is disrupting the banking sector with banking-as-a-service though FDIC-insured neobanks.[3] Digital banking is estimated to continue to grow to a value of $2.6 trillion with over 78 million users by 2027.4

Our Competitive Strengths

We believe our adaptable technology and product offerings differentiate us from our competitors. Our products and solutions help to eliminate much of our sector’s reliance on legacy payment rails and financial systems. The design and delivery are not being restricted by antiquated foundational technology. Management believes the applicability and frictionless nature of our products will offer an immediate impact on the digital financial services industry. Further, the solutions we intend to deliver to our clients will be driven off user-centered design principles to providing seamless, best-in-class experiences to the end-user.

Digital transformation is complex for most companies sighting such concerns around shifting company culture, legacy systems, rigidity of platforms and processes, and inefficiencies in skill sets and knowledge. Additionally, even when these companies see the value in digital transformation, often these companies face an inability to properly shift resources to new technology while maintaining customers on existing platforms. Non-discretionary spend required to “keep the lights on” outweighs leadership’s ability to invest in future technology, which results in vulnerabilities and competitive threats.

Our financial services platform was built to empower our clients with an extensible, adaptable framework capable of dynamically solving challenges found across the financial services industry. Further, this ability will allow us to drive deeply and expediently into specific market segments to solve problems that we find to be a continued burden on our client’s and their customer base. Based on market, client and end-user research and discovery, it is expected that these unique solutions produced for client’s will be highly leverageable across these segments to deliver experiences at scale while producing rapid revenue and profitability.

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1 Federal Reserve Payments Study (FRPS) – July 2023

2 PwC Global Consumer Insights Survey – 2020

3 Bankrate.com - Banking: What is a Neobank - November 2023

4 Statistia: Digital & Trends - Neobanking US Report - 2023

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As we increase our client base and deployment of solutions to meet our client’s specifications, we’ll continue to grow these “off-the-shelf” experiences that will ultimately lower our development costs while increasing speed to market. In addition, we are positioned to utilize this model to grow industry partnerships and app marketplace plugins thus further leveraging our capabilities and market reach.

Founded on a modern core platform backed by an intelligent financial technology framework, our ability to rapidly deploy solutions and experiences that are otherwise cumbersome, expensive and often fall short of expectations will prove successful. Our position is to penetrate deep into certain segments to build a model that will directly drive growth. Gaining robust insights in these segments while delivering best-in-class experiences will also produce future opportunities to expand our off-the-shelf solutions to other verticals or sub-verticals that are challenged with solving similar problems.

While our core foundational platform will continue to adapt and grow based on new innovations, we are launching into the market an extremely robust and innovative set of secure digital banking and payments features and functionality. This will allow us to quickly deliver the future of digital finance to meet the demands of the markets we intend to serve without the deployment burdens encumbering the market today.

Additionally, the patent protection for some of our products is uncommon within the Fintech industry. This protection prevents competitors from replicating our products to carve away at our anticipated market share. Therefore, backing our text payment and lead generation products with patents strengthens the viability of such products by limiting direct competition and strengthening strategic partnerships. It is expected that we will also expand our patent portfolio through new innovations and acquisitions.

Our Growth Strategy

We intend to grow by leveraging our existing IP, continually developing products and solutions, establishing strategic partnerships and seeking selective acquisitions that uniquely complement our core business to meet growing market demand. From traditional merchant accounts to customizable inbound and outbound payment solutions, we intend to modernize and enhance the payment processing and digital banking capabilities for businesses throughout the world. Our business objective is to generate revenue based on licensing and subscription fees, transactional processing fees, product line growth, and continual advancement of our IP portfolio.

Our target market is forward-thinking financial institutions, technology companies, and Small to Medium Enterprises seeking to broaden their distribution through the addition of digital omnichannel payments and digital banking technologies. We will serve these markets by reducing integration complexity and streamlining their integrated financial services capabilities.

SMEs generally lack the resources of large enterprises to invest heavily in technology. As a result, they are more dependent on service providers, like AppTech, to handle critical functions including payment acceptance and other support services and are likely to be early adopters of new services that will further increase their efficiency and drive growth. Additionally, we are targeting financial institutions looking to maintain their ability to compete by digitizing their financial services offerings to meet market demand. By enhancing their customer’s user experience through the development of innovative and user centric multi-channel digital financial products, they will be able to maintain customer loyalty.

We intend to support a multi-method distribution model to achieve our vision. By providing delivery flexibility, we can rapidly engage and develop the right go-to-market strategies. As previously mentioned, not only are off-the-shelf solutions available, but we also offer embedded experiences that can be deployed using a growing portfolio of Open and Private APIs for developers to build unique experiences based on business cases and requirements.

Further, by offering clients a full array of marketing technology services, omnichannel payments and digital banking technologies, we will enable them to better interact with their customers and provide additional, dynamic means of processing both inbound and outbound financial transactions.

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Businesses’ financial technology needs are increasingly complex. As electronic and mobile commerce continues to grow, businesses have no alternative but to use technology to better meet customer’s expectations. We believe that delivering innovative, adaptive, scalable, and operationally efficient products that meet their financial services needs will result in rapid market penetration for our anticipated product launches.

While leveraging new technology is vital to our growth plan, it is equally important that the technology is relevant and seamlessly fits into and benefits our end-user’s daily lives. Consumers are sometimes reluctant to alter their typical routines, especially when it relates to financial services. The anticipated launch of our text payment system and broader digital banking and payments solutions will meet both needs. We will offer financial technologies that do not rely on legacy rails, thus increasing the opportunity to improve the end-user’s digital experiences. Once properly developed and rolled out, we anticipate rapid adoption.

We seek to grow our business by pursuing the following strategies:

•	Increasing our customer base by offering unique and compelling, patent protected technology solutions;

•	Driving growth in our merchant services business through new and flexible technologies, including our secure text payment system, that will enable our customers to adapt to a rapidly changing marketplace;

•	Rolling-out our API-driven, account-based, issuer processing solution for card, digital token, and payment transfer transactions that will enable us to target multi-currency and multi-channel digital banking and embedded B2B payment opportunities;

•	Providing advanced technology to our clients to engage end-users via lead generation and text marketing services to enable businesses to better communicate with their customers and integrate our full suite of products;

•	Maintaining technological leadership by continuing to innovate and improve our scalable, extensible, cloud-based technology;

•	Pursuing strategic acquisitions, investments, or partnerships to complement and bolster our suite of Fintech products;

•	Creating cross-selling synergies through white-labeling or SaaS distribution enabling us to provide a holistic suite of products and services to financial institutions, technology companies, and SMEs;

Our market growth strategies will focus on the following elements: (1) new product development and delivery (2) market penetration (3) market expansion (4) IP, strategic acquisitions, and partnerships.

It is imperative that upon entrance into the market with the new platform, we focus on delivering an enhanced experience to our existing digital client base. As we roll this out, we will also continue discussions with our current and continually evolving pipeline of prospects to understand these opportunities and the value that we can bring to solve their needs. This strategy also provides growth opportunities with these clients, increases customer satisfaction and potential referrals, and produces valuable feedback into our product prioritization and roadmap.

Maintaining focus to deliver our technology to selective target market segments also allows us to deliver a deeper, more targeted set of solutions and experiences. In turn this will grow our knowledge within these select segments that will translate into further innovation and market penetration.

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This continual development process will contribute to our overall strategy of delivering new, innovative technologies and solutions. It is expected that bringing these to market will expand opportunities in complimentary and new market segments. Given the Platform’s flexibility and a la carte capabilities, adapting these solutions and delivering new experiences is a core tenant to growth.

In addition, core to our values and strategy is the opportunity for growth through intellectual property. This is inclusive of the existing patent portfolio while also coupled with future innovation. It is also important to continually evaluate new technologies, market entrants and complimentary solutions to ensure continued growth. We expect that this will include strategic acquisitions of complimentary offerings and portfolio customers, while also focusing on strategic partnerships where we find synergy in our vision.

With years of Fintech experience and a deep understanding of the industry, management believes we can leverage this expertise, industry contacts and past clients to accelerate market penetration. Engaging individuals with the ability to integrate our products may prove invaluable. Further, through our channel partnerships, we have an expansive network of potential clients that continue to show interest in our strategy and opportunity to embed our financial technologies into their solutions.

Management believes there are substantial opportunities in emerging and developing markets for our anticipated products. Our mobile payment and digital banking solutions offer innovative avenues to unbanked and under banked communities to transact and provide remittances. Further, since internet connectivity is not required for our text payment solution, individuals with limited internet access will still be able to transact. These two factors could open our products to markets with immense growth potential.

Our Products and Services

We offer Fintech solutions that empowers financial institutions and enterprise brands to deliver “best-of-breed” B2B and B2C experiences through our revolutionary all-in-one platform and deployment model. Our modular platform will seamlessly integrate with legacy and cloud platforms to power a multitude of commerce experiences, including digital payments, financial wellness and more.

Merchant Services

Our core historical business is merchant transaction services. We create revenue by processing payments for credit and debit cards via POS (point of sale) equipment, eCommerce gateways, periodic ACH payments and gift & loyalty programs. We currently support over 100 merchants representing dozens of market verticals in managing their financial transactions.

Each merchant has unique needs for payment processing. As a result, we have a variety of processing partners to meet each merchant’s requirements. In addition to these needs, we take into consideration certain aspects of each business in choosing the optimal processing partner including risk, volume, customer service, integration capabilities, product features and profitability.

Digital Financial Technology Platform consisting of Omnichannel Payments and Digital Banking

To power commerce experiences, our digital financial technology platform incorporates two distinct product pillars: (1) omnichannel digital payments featuring patented SMS text payment technology and (2) digital banking capabilities. The omnichannel payments pillar will consist of several stand-alone solutions, including hosted ecommerce checkout, a flexible payment gateway, patented text payment technology, alternative payment methods (APMs), as well as mobile and contactless payments. The Platform’s digital banking pillar will supply financial institutions with technology to give their customers – businesses, professionals, and individuals the ability to better manage their finances anywhere, anytime and at a fraction of the cost of traditional banking and financial services.

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Developing and deploying customized commerce experiences runs atop the Platform stack. This will include 1) open and private payment and digital banking APIs, 2) select third-party APIs centered on personalization and automation, 3) white labeling 4) online collaboration and development tools, and 5) optional professional services engagement and support.

Similar to experience-focused offerings, our Platform powers immersive content, conversion, marketing automation, payment, and value transfer capabilities for nearly every online and offline shopping, banking, and financial services scenario. Additionally, our Platform experiences can be taken off-the-shelf or tapped into via modern APIs to build and embed fully branded and customizable experiences.

In many cases, our products and services are both available off-the-shelf or through embedded commerce experiences. For example, our patented text payment capabilities can be licensed off-the-shelf, so our clients can take advantage of quick market entry while doing this without any lifting or technical requirements. Alternatively, text payment capabilities and feature sets are available via our open APIs so businesses can embed and customize the experience, i.e. alter the onboarding experience and subscription triggers.

We believe text payment’s simple payment process has widespread application and potential for widespread adoption by mobile users because it utilizes a technology many end users are comfortable with and use daily. The process is quick and user-friendly allowing businesses to simply expand their payment receiving capabilities. The integration of direct, reliable, instant, and familiar text messaging with secure payments is a vital step in how we believe we bridge the gap between Fintech and mobile wireless systems.

Our white-label, digital banking technology platform with payment capabilities will equip financial institutions (Fis), technology providers and brands with a digital “bank-in-a-box” – also referred to as our Banking-as-a-Service (BaaS) product. Furthermore, our Platform will enable multi-channel, pure digital financial services products unlike many other providers in the world. It incorporates a “plug-and-play” capability to facilitate deep integration with payment gateways, POS merchant services, alternative payment mechanisms, open-banking, ERP (“Enterprise Resource Planning”), CRM and web and mobile user interfaces to form an end-to-end, embedded, payment acceptance and digital banking solution that drives innovative and disruptive digital distribution products. Anticipated products include:

•	Neo-Banking for consumers and SMEs;

•	Embedded B2B and consumer virtual payments (VCNs);

•	P2P money transfer;

•	Payroll, expenses, management and B2C and G2C disbursements;

•	Treasury management;

•	Any other product that requires a prepaid or credit balance to be held and transacted upon.

Other attributes to our Platform will include:

•	Patented Technology including a Text-to-Pay patent that enables B2B, B2C and P2P payments via SMS, mobile push, email and other forms of embedded links. Combined with four mobile-to-computer messaging and lead generation patents, we can enable financial institutions, technology companies and businesses to unlock innovative customer experiences.
•	Personalization and User Experience are also at the core of our Platform. Through marketing automation capabilities, our Platform will provide an industry first online-to-offline customer attribution capability. Licensees of our Platform will be able to link their customer’s online behavior to their buying preferences in real-time in order to personalize the selling and buying experience, streamline checkout and improve conversion rates.
•	Automation is delivered through our APIs to unlock automated financial transactions and customer experiences. For example, our Platform can be simply configured to create many types of automated customer benefits and incentives including instant cashback or added-value promotions. Further, our Platform will be easily leverageable to create similar money saving experiences like round ups, i.e., rounding to the nearest dollar and depositing the difference between the purchase price and round-up into a digital bank account.
•	Integration and Embedded Payments are central functions of our Platform. As such, we offer developers and enterprises an open platform with flexible rest APIs to build new payment and financial transaction features in SaaS and cloud apps, or create compelling new digital financial services user experiences from scratch.

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Our Platform continues to be developed including integration, testing and proper technical certifications before market readiness and client delivery. We expect that our Platform will continue to evolve as discussed to continually provide ongoing improvements, new features and functions and improved opportunities to deliver best in class experiences to the markets we serve.

Employees

As of the date of this prospectus, we have fifteen full-time employees. In addition to our employees, we utilize various consultants and contractors for other services on an as-needed basis.

Recent Developments

Private Placement Offering of Common Stock, Debenture and Warrants

On July 11, 2024, we closed a private placement offering (the “Private Placement”) of $1,100,000 in principal amount of our 6% convertible Debenture to Peak One and the Warrants to purchase up to 750,000 shares of our common stock to Peak One Investments. Pursuant to the Securities Purchase Agreement, the Debenture was sold to Peak One for a purchase price of $1,000,000 (the “Purchase Price”), representing an original issue discount of ten percent (10%).

In connection with the Private Placement, a non-accountable fee of $20,000 was withheld from the Purchase Price by Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the Securities Purchase Agreement. We also paid certain placement fees and legal fees. We issued an aggregate of 100,000 shares of restricted common stock (the “Commitment Shares”) on the closing date as follows: 50,000 of the Commitment Shares to Peak One and 50,000 of the Commitment Shares to Peak One Investments.

The Debenture matures twelve months from its date of issuance and bears interest at a rate of 6% per annum payable on the maturity date. The Debenture is convertible, at the option of the holder, at any time, into such number of shares of our common stock equal to the principal amount of the Debenture plus all accrued and unpaid interest at a conversion price equal to $1.07 (the “Conversion Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Debenture is outstanding, issue, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of, or issue common stock or other securities convertible into, exercisable for, or otherwise entitles any person the right to acquire, shares of common stock, at an effective price per share that is lower than the then Conversion Price. In the event of any such anti-dilutive event, the Conversion Price will be reduced at the option of the holder to such lower effective price of the dilutive event.

The Debenture is redeemable by us at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any. In no event will the holder be entitled to convert any portion of the Debenture in excess of that portion which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock, unless the holder delivers to us a written notice at least sixty-one (61) days prior to the effective date of such notice that the provision be adjusted to 9.99%.

While the Debenture is outstanding, if we or our subsidiary of receives cash proceeds of more than $1,500,000.00 (“Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, we shall, within two (2) business days of our or our respective subsidiary’s receipt of such proceeds, inform the holder of such receipt, following which the holder shall have the right in its sole discretion to require us or our subsidiary to immediately apply up to 50% of all proceeds received by us (from any source except with respect to proceeds from the issuance of equity or debt to our officers and directors or our subsidiary) after the Minimum Threshold is reached to repay the outstanding amounts owed under the Debenture.

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Upon the occurrence of certain events of default specified in the Debenture, such as a failure to honor a conversion request, failure to maintain our listing, our failure to comply with our obligations under Securities Exchange Act of 1934, as amended, a breach of our representations or covenants, or the failure obtain shareholder approval within 30 days after the Exchange Cap (as defined herein) is reached, as amended, 120% of all amounts owed to holder under the Debenture, together with default interest at 18% per annum if any, shall then become due and payable.

The Warrant expires five years from its date of issuance. The Warrant is exercisable, at the option of the holder, at any time, for up to 750,000 of shares of our common stock at an exercise price equal to $1.16 (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Warrant is outstanding, issue, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of, or issue common stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, shares of common stock, at an effective price per share that is lower than the then Exercise Price. In the event of any such anti-dilutive event, the Exercise Price will be reduced at the option of the holder to such lower effective price of the dilutive event.

The number of shares of our common stock that may be issued upon conversion of the Debenture and exercise of the Warrant, and inclusive of the Commitment Shares and any shares issuable under and in respect of the Securities Purchase Agreement, is subject to an exchange cap (the “Exchange Cap”) of 19.99% of the outstanding number of shares of our common stock on the closing date, 4,946,388 shares, unless shareholder approval to exceed the Exchange Cap is approved. The Exchange Cap is subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse), or other similar transaction.

In connection with the Private Placement, we entered into a Registration Rights Agreement, dated July 10, 2024, with Peak One where we agreed to file a registration statement within 30 days of the date of the Securities Purchase Agreement to register the Commitment Shares, the shares of our common stock issuable under the Debenture and the Warrant, and shares of common stock issued to Peak One and Peak One Investments as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitation on beneficial ownership in the Debenture or Warrant, with the Securities and Exchange Commission. The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under the Registration Rights Agreement.

In connection with the Private Placement, we paid a placement fee of $70,000 to Rodman & Renshaw, LLC.

The Securities Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, Peak One represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and we sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Exchange Cap

Under the applicable rules of the Nasdaq Stock Market, LLC and in accordance with the terms of the Securities Purchase Agreement, the number of shares of the our common stock that may be issued upon conversion of the Debenture and exercise of the Warrants, and inclusive of the Commitment Shares, dated July 10, 2024 between us and Peak One described below, is subject to an exchange cap (the “Exchange Cap”) of 19.99% of the outstanding number of shares of our common stock on the closing date, 4,946,388 shares, unless shareholder approval to exceed the Exchange Cap is approved.

In all instances, we may not sell shares of our common stock to the Selling Stockholders under the Securities Purchase Agreement if it would result in them beneficially owning more than 4.99% of the common stock (the “Beneficial Ownership Cap”).

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Summary Risk Factors

Our business faces significant risks and uncertainties of which investors should be aware before making a decision to invest in our common stock. If any of those risks are realized, our business, financial condition and results of operations could be materially and adversely affected.

The following is a summary of the more significant risks relating to the Company. These risks are discussed more fully in the section titled “Risk Factors” of this prospectus.

Risks Relating to This Offering

•	Investors who buy shares at different times will likely pay different prices.
•	The issuance of common stock to Peak One and Peak One Investments may cause substantial dilution to our existing stockholders and the sale of such shares acquired by Peak One and Peak One Investments could cause the price of our common stock to decline.
•	Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.
•	We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.
•	Future sales of our common stock could cause the market price for our common stock to decline.
•	Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Peak One, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Risks Related to Our Company and Industry

•	The financial technology industry in which we operate is characterized by rapid technological changes, new product introductions, evolving industry standards and changing customer needs.
•	If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.
•	The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.
•	We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices.
•	We periodically experience increases in interchange and other related costs, and if we cannot pass these increases along to our merchants, our profit margins will decline.
•	Losing a significant portion of business from one or more of our largest customers could lead to significant revenue decreases in the longer term, which could have a material adverse impact on our business and our results of operations.
•	We are subject to economic and political risk, the business cycles of our customers and software integration partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.
•	Changes in tax laws or their judicial or administrative interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our customers, could negatively affect our business, financial condition and results of operations.
•	We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.
•	Rapid and significant technological developments and changes could negatively impact our results of operations or limit our future growth.
•	Global financial market activity could result in a material and adverse impact on our overall business and results of operations.

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•	Negative trends in consumer spending could negatively impact our results of operations.
•	Liabilities we may incur for any litigation that has been or may be brought against us could materially and adversely affect our results of operations.
•	If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue, and increase our costs.
•	Claims by others that we have infringed their proprietary technology or other intellectual property rights could harm our business.
•	To acquire and retain clients, we depend in part on channel partners that generally do not serve us exclusively, may not aggressively market our products and services, are subject to attrition and are not under our control.
•	Unauthorized disclosure, destruction or modification of data or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.
•	We may face significant chargeback liability if our merchant clients refuse or cannot reimburse chargebacks resolved in favor of their customers and may not accurately anticipate these liabilities.
•	Our system and our third-party providers’ systems may fail which could adversely affect our business.
•	Low demand for our new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.
•	We may fail to effectively utilize licensed technologies.
•	We have entered into a licensing agreement that is important to our business. The intellectual property that is subject to licensing agreements is owned by other companies or institutions and licensed to us, and changes to the rights we have licensed may adversely impact our business.

Risks Related to Regulation

•	New and potential government regulations could adversely affect our ability to provide, or impair the value of, the services we currently provide to our merchants.
•	We must comply with laws and regulations prohibiting unfair or deceptive acts or practices, and any failure to do so could materially and adversely affect our business.
•	United States federal legislation and international laws impose certain obligations on the senders of commercial emails, which could minimize the effectiveness of our platform, and establish financial penalties for non-compliance, which could increase the costs of our business.
•	Global legal, regulatory and legislative focus on the payments industry may have a material adverse impact on our overall business and results of operations.
•	Current regulatory activity could be extended to additional jurisdictions or products, which could materially and adversely affect our overall business and results of operations.
•	Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our products and services.

Risks Related to Our Securities

•	Shares eligible for future sale may have adverse effects on our share price.
•	If we cannot continue to satisfy, the listing requirements and other rules of the Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities, including our Common Stock, and your ability to sell such securities.
•	We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.
•	Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our Common Stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.
•	If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.
•	We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

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THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 3,029,440 shares of our common stock. None of the shares registered hereby are being offered for sale by us.

Securities offered by the Selling Stockholders	This prospectus covers the resale of a total of up to 3,029,440 shares of our common stock, consisting of:
● 50,000 shares of common stock issued to Peak One upon the execution of the Securities Purchase Agreement as Private Placement Commitment Shares;

● 50,000 shares of common stock issued to Peak One Investments upon the execution of the Securities Purchase Agreement as Private Placement Commitment Shares;

● 750,000 shares of common stock to be issued to Peak One Investments upon exercise of Warrants; and

● 2,179,440 shares of common stock to be issued to Peak One upon conversion of the Debenture, including conversion of $66,000 of accrued interest.

Common stock outstanding prior to this offering	24,844,317 shares of common stock

Common stock to be outstanding after this offering, assuming exercise of the Warrants, conversion of the Debenture issued pursuant to the Securities Purchase Agreement	27,873,757 shares of common stock

Terms of the offering	The Selling Stockholders and any of its pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Use of Proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, we may receive up to approximately $870,000 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 15 and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “APCX”.

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Except as otherwise indicated herein, the number of shares of our common stock to be outstanding after this offering is based on 24,844,317 shares of common stock outstanding as of August 15, 2024 and excludes:

•	14 shares of Series A Preferred Shares convertible into an aggregate of 1,148 shares of Common Stock at a conversion price of $0 per share;

•	5,174,338 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $1.30 per share;

•	365,614 shares of Common Stock available for issuance under the 2024 Equity Incentive Plan;

•	4,156,626 shares of Common Stock issuable upon exercise of the warrants issued in our initial public offering in January 2022 at an exercise price of $4.15 per share; and

•	1,666,667 shares of Common Stock issuable upon exercise of the private placement warrants issued in our February 2023 offering with an exercise price of $2.74 per share.

•	1,666,667 shares of Common Stock issuable upon exercise of the Warrants offered in our October 2023 offering with an exercise price of $2.74 per share.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described below, and any documents incorporated by reference herein and therein. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2023, as revised or supplemented by our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Our business, business prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Peak One may sell such shares at different time and at different prices. Investors may experience a decline in the value of the shares they purchase from Peak One in this offering as a result of sales made by us in future transactions to Peak One at prices lower than the prices they paid.

The issuance of common stock to Peak One and Peak One Investments may cause substantial dilution to our existing stockholders and the sale of such shares acquired by Peak One and Peak One Investments could cause the price of our common stock to decline.

We are registering for resale by Peak One and Peak One Investments up to 3,029,440 shares of common stock, consisting of 100,000 Private Placement commitment Shares, 750,000 Warrants Shares, 2,179,440 Debenture Shares that we may issue and sell to Peak One and Peak One Investments pursuant to the terms of the Securities Purchase Agreement from time-to-time. The number of shares of our common stock ultimately offered for resale by Peak One and Peak One Investments under this prospectus is dependent upon the number of shares issued to Peak One and Peak One Investments pursuant to the Securities Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to Peak One and Peak One Investments may cause the trading price of our common stock to decline.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned, depending upon numerous factors, including the results of future research and development activities. We expect our expenses to increase if and when we commence development of our properties. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

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We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Certificate of Incorporation, as amended, authorizes the issuance of 105,263,158 shares of our common stock and 100,000 shares of preferred stock. In certain circumstances, the common stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of preferred stock and common stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Peak One, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion over the use of proceeds we receive from sales of our common stock to Peak One. We intend to use the net proceeds we receive from such sales for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline and impair the commercialization of our products and/or delay the development of our product candidates.

Risks Related to Our Company and Industry

The financial technology industry in which we operate is characterized by rapid technological changes, new product introductions, evolving industry standards and changing customer needs.

We are a relatively new company in the financial technology industry, and we compete with many established centralized and decentralized companies with greater financial and other resources. The industry continues to grow as a result of wider merchant acceptance, advances in payment solutions and digital processing technology, and migration to e-commerce, omnichannel and contactless payment solutions. The increase of credit and debit cards, as well as other digital payment solutions, has made the acceptance of digital payments a necessity for many businesses, regardless of size, in order to remain competitive. The COVID-19 pandemic has further accelerated the use of digital payments, the need for the development of technologies and digital-based solutions and expansion of ecommerce, omnichannel and contactless payment solutions. To remain competitive in this industry with constantly evolving standards, we need to develop new platforms, e-commerce services and other new products. Such projects carry the risks associated with any development effort, including cost overruns, delays in delivery and performance problems. In the payment solution technology markets, these risks are even more acute. Any delay in the delivery of new services or the failure to differentiate services could render our services less desirable to our clients. In addition, since the payment solution services provided by us are designed to process complex transactions at high volumes and processing speed and deliver reports and other information on those transactions, any failure to deliver an effective and secure product or any performance issue that arises with a new product or service could result in significant processing or reporting errors or other losses. As a result of these factors, our development efforts could result in higher costs that could reduce our earnings in addition to a loss of revenues if new services are not delivered timely to our customers or do not perform as anticipated. If we are not able to respond to our competitors effectively, our business, operating results, and financial condition may be adversely affected.

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If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

As we take steps in the commercialization and marketing of our technologies, or respond to potential opportunities and/or adverse events, our working capital needs may change. We anticipate that if our cash and cash equivalents are insufficient to satisfy our liquidity requirements, we will require additional funding to sustain our ongoing operations and to continue our research and development activities. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, if needed. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to conduct business operations. If we are unable to obtain additional financing to finance a revised growth plan, we will likely be required to curtail such plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board, Chief Executive Officer and Chief Investment Officer, Luke D’Angelo, our President, Virgilio Llapitan, our Chief Financial Officer, Meilin Yu. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices.

Some agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices, including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. Our bank sponsors’ discretionary actions under these agreements could have a material adverse effect on our business, financial condition, and results of operations.

We periodically experience increases in interchange and other related costs, and if we cannot pass these increases along to our merchants, our profit margins will decline.

We pay interchange fees or assessments to issuing banks through the card associations for each transaction that is processed using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their sponsorship fees charged to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to clients through corresponding increases in our processing fees, our profit margins will be reduced.

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Losing a significant portion of business from one or more of our largest customers could lead to significant revenue decreases in the longer term, which could have a material adverse impact on our business and our results of operations.

Most of our customer relationships are not exclusive and may be terminated by our customers. Our customers can reassess their commitments to us at any time in the future and/or develop their own competitive services. Accordingly, our business agreements with these customers may not reduce the risk inherent in our business that customers may terminate their relationships with us in favor of relationships with our competitors, or for other reasons, or might not meet their contractual obligations to us.

We are subject to economic and political risk, the business cycles of our customers and software integration partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.

The electronic payment industry depends heavily on the overall level of consumer and commercial spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits, including natural disasters and health emergencies, including earthquakes, fires, power outages, typhoons, floods, pandemics or epidemics such as the coronavirus and manmade events such as civil unrest, labor disruption, international trade disputes, international conflicts, terrorism, wars and critical infrastructure attacks. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates, could adversely affect our financial performance by reducing the number or aggregate volume of transactions made using electronic payments. For example, the COVID-19 coronavirus pandemic impacted the global economy and negatively affected various aspects of our business, including reductions in the amount of consumer spending and lending which resulted in a decrease in our revenue and profits. If our customers make fewer sales of products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.

A weakening in the economy could have a negative impact on our customers, as well as their customers who purchase products and services using the payment processing systems to which we provide access, which could, in turn, negatively affect our business, financial condition and results of operations. For example, in the primary vertical markets that we serve, merchants are affected by macroeconomic conditions such as employment, personal income and consumer sentiment. If economic conditions deteriorate and our customers experience decreased demand for their products or services, we would experience a decrease both in volume and number of transactions processed. In addition, a weakening in the economy could force merchants to close at higher than historical rates in part because many of them are not as well capitalized as larger organizations, which could expose us to potential credit losses and future transaction declines. Further, credit card issuers may reduce credit limits and become more selective in their card issuance practices. We also have a certain amount of fixed and semi-fixed costs, including rent, debt service and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

Changes in tax laws or their judicial or administrative interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our customers, could negatively affect our business, financial condition and results of operations.

Our operations are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. Changes in tax laws or their judicial or administrative interpretations could decrease the amount of revenues we receive, the value of any tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow and may have a material adverse impact on our business, financial condition and results of operations. Some of our tax liabilities are subject to periodic audits by the applicable taxing authority which could increase our tax liabilities. Furthermore, companies in the payment processing industry, including us, may become subject to incremental taxation in various taxing jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our customers, our costs would increase and our net income would be reduced, which could have a material adverse effect on our business, financial condition and results of operations.

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We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our reputation and business.

Rapid and significant technological developments and changes could negatively impact our results of operations or limit our future growth.

The payments industry is subject to rapid and significant technological changes, which can impact our business. We cannot predict the effect of technological changes on our business, and our future success will depend, in part, on our ability to anticipate, develop or adapt to technological changes and evolving industry standards.   Failure to keep pace with these technological developments or otherwise bring to market products that reflect these technologies could lead to a decline in the use of our products, which could have a material adverse impact on our results of operations.

Global financial market activity could result in a material and adverse impact on our overall business and results of operations.

Adverse economic trends (including distress in financial markets, turmoil in specific economies around the world and additional government intervention) have impacted the environment in which we operate. The condition of the economic environment may accelerate the timing of or increase the impact of risks to our financial performance.

Negative trends in consumer spending could negatively impact our results of operations.

The global payments industry depends heavily upon the overall level of consumer, business and government spending. General economic conditions (such as unemployment, housing and changes in interest rates) and other political conditions (such as devaluation of currencies and government restrictions on consumer spending) in key countries in which we operate may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving our platform and services.

Liabilities we may incur for any litigation that has been or may be brought against us could materially and adversely affect our results of operations.

We are not a defendant on civil litigations and regulatory proceedings and investigations. In the event we are found liable in any material litigations or proceedings, particularly in the event we may be found liable in a large class-action lawsuit or on the basis of an antitrust claim entitling the plaintiff to treble damages or under which we were jointly and severally liable, we could be subject to significant damages, which could have a material adverse impact on our overall business and results of operations.

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If we fail to protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our net revenue, and increase our costs.

Our long-term success will depend to some degree on our ability to protect the proprietary technology that we have developed or may develop or acquire in the future. While our patents may offer some protection, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products. Although we may aggressively pursue anyone whom we reasonably believe is infringing upon our intellectual property rights, initiating and maintaining suits against third parties that may infringe upon our intellectual property rights will require substantial financial resources. We may not have the financial resources to bring such suits, and if we do bring such suits, we may not prevail. Regardless of our success in any such actions, we could incur significant expenses in connection with such suits.

Claims by others that we have infringed their proprietary technology or other intellectual property rights could harm our business.

Our success depends, in part, on our ability to develop and commercialize our services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services, solutions or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation or violation. Third parties may have issued, or may eventually issue, patents that could be infringed by our services or technology. Any of these third parties could make a claim of infringement against us with respect to our services or technology. We may also be subject to claims by third parties for breach of copyright, trademark, license usage or other intellectual property rights. When any such claims are asserted against us, we may seek to license the third party’s intellectual property rights, which could be expensive. We may be unable to obtain the necessary licenses on satisfactory terms, if at all. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims or could prevent us from registering our brands as trademarks. Even if we believe that intellectual property-related claims are without merit, defending against such claims is time-consuming and expensive, and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, change our brands or face a temporary or permanent injunction prohibiting us from importing, marketing, selling or operating certain of our services, using certain of our brands or operating our business as presently conducted. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold our contractual obligations.

We may be subject to adverse publicity or reputational harm, even if claims against us are later shown to be unfounded or unsubstantiated. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture, import, marketing, sale or operation of some or all of our products or services, or our entry into any license or settlement agreement in connection with such claims could affect our ability to compete with third parties and have a material adverse effect on our business, financial condition and results of operations.

To acquire and retain clients, we depend in part on channel partners that generally do not serve us exclusively, may not aggressively market our products and services, are subject to attrition and are not under our control.

We intend to rely on the efforts of our channel partners to market our products and services, such as our merchant services, secure text payments, digital banking and lead generation, to existing clients and potential clients. Generally, our agreements with channel partners are not exclusive and these partners retain the right to refer potential clients to other merchant acquirers. Gaining and maintaining loyalty or exclusivity may require financial concessions to maintain current channel partners or to attract potential channel partners from our competitors who may be offering significantly more enticing pricing terms, such as increased signing bonuses or residuals payable to our referral partners, which could have a negative impact on our results of operations. If these channel partners switch to another merchant acquirer, focus more heavily on promoting the products and services of one or more other merchant acquirers, cease operations or become insolvent, we may no longer receive new referrals from them or may receive fewer new referrals from them, and we also risk losing existing clients with whom the channel partner has a relationship.

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Additionally, some of our channel partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for non-compliance and may, in some cases, result in these entities ceasing to market our products and services. If we are unable to maintain our existing base of channel partners or develop relationships with new channel partners, our business, financial condition and results of operations would be materially adversely affected. Our channel partners are independent businesses and we have no control over their day-to-day business activities, including their client marketing and solicitation practices.

Further, we may be named in legal proceedings in connection with the actions of our channel partners where it is alleged that our channel partners have intentionally or negligently misrepresented pricing or other contractual terms to clients or potential clients related to our processing solutions or related products. While in some cases we may have indemnification rights against our channel partners for these activities, there is no guarantee that we will be able to successfully enforce those indemnification rights or that our channel partners are adequately capitalized in a manner necessary to satisfy their indemnification obligations to us. If one or more judgments or settlements in any litigation or other investigation, plus related defense and investigation costs, significantly exceed our insurance coverage and we are unable to enforce our indemnification rights against a channel partner or partners, our business, financial condition and results of operations could materially suffer.

Unauthorized disclosure, destruction or modification of data or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.

We and other third parties collect, process, and transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, drivers’ license numbers and bank account numbers, and we have ultimate liability to the payment networks and member financial institutions that register us with the payment networks for our failure, or the failure of certain channel partners and third parties with whom we contract, to protect this data in accordance with payment network requirements. Some of our merchants and channel partners may store such data. The loss, destruction or unauthorized modification of client or cardholder data could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others, which could have a material adverse effect on our business, financial condition and results of operations. Any such proceeding or action could damage our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business and may result in the imposition of monetary liability.

In recent years, we have been the target of attempted security breaches by hackers, and we could be subject to security breaches by hackers in the future. Although we proactively employ multiple measures to defend our systems against intrusions and attacks and to protect the data we collect, our measures may not prevent unauthorized access or use of sensitive data. A breach of our system or a third-party system upon which we rely may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. Although we have not to date incurred material losses or liabilities as a result of breaches, a future breach of our system may subject us to material losses or liability, including payment of fines and claims for unauthorized purchases with misappropriated credit or debit card or bank account information or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter clients from using electronic payments generally and our services specifically, increase our operating expenses in order to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and/or result in the imposition of material penalties and fines under applicable laws or by our clients.

We may face significant chargeback liability if our merchant clients refuse or cannot reimburse chargebacks resolved in favor of their customers and may not accurately anticipate these liabilities.

We have potential liability for chargebacks associated with our clients’ processing transactions. In most circumstances, if a billing dispute between a client and a cardholder is not ultimately resolved in favor of our client, the disputed transaction is “charged back” to the client’s bank and credited to the account of the cardholder. Anytime our client is unable to satisfy a chargeback, we are responsible for that chargeback.

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We are potentially liable for losses caused by fraudulent credit card transactions. Card fraud occurs when a client’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the client swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the client receives authorization for the transaction, the client is liable for any loss arising from the transaction. Many of the SMBs clients that we serve are small and transact a substantial percentage of their sales over the Internet. Because their sales are card-not-present transactions, these clients are more vulnerable to customer fraud than larger clients

Business fraud occurs when a business or organization, rather than a cardholder, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Business fraud also occurs when employees of businesses change the business demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. Incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability and other liability.

Our system and our third-party providers’ systems may fail which could adversely affect our business.

Our systems and operations or those of our third-party technology vendors could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency and similar events. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in: loss of revenues; loss of clients; loss of client and cardholder data; fines imposed by payment networks; harm to our business or reputation resulting from negative publicity; exposure to fraud losses or other liabilities; additional operating and development costs; or diversion of management, technical and other resources, among other consequences.

Low demand for our new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our intentions to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner, and to achieve software development efficiencies. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

We may fail to effectively utilize licensed technologies.

We have entered into a licensing agreement and in the future, we may seek additional collaborations or strategic alliances or enter into additional licensing arrangements with organizations that we believe will complement or augment our own technologies and services. Licensing and collaborations arrangements are subject to numerous risks, and we may not realize the benefits of such alliances or licensing arrangements as we anticipated.

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We have entered into a licensing agreement that is important to our business. The intellectual property that is subject to licensing agreements is owned by other companies or institutions and licensed to us, and changes to the rights we have licensed may adversely impact our business.

If we fail to comply with the terms of the licenses, the other party could terminate the license. If these third parties who license intellectual property to us fail to maintain the intellectual property that we have licensed, or lose rights to that intellectual property, the rights we have licensed may be reduced or eliminated, which could subject us to claims of intellectual property infringement. Termination of our license or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms or could subject us to claims of intellectual property infringement in litigation or other administrative proceedings that could result in damage awards against us and injunctions that could prohibit us from selling our products. In addition, our license agreements are non-exclusive, and the other party may license the technology to our competitors, which may result is significant competition for us.

In addition, we have limited rights to participate in the prosecution and enforcement of the patents and patent applications that we have licensed. As a result, we cannot be certain that these patents and applications will be prosecuted and enforced in a manner consistent with the best interests of our business. Further, because of the rapid pace of technological change in our industry, we may need to rely on key technologies developed or licensed by third parties, and we may not be able to obtain licenses and technologies from these third parties at all or on reasonable terms. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Regulation

New and potential government regulations could adversely affect our ability to provide, or impair the value of, the services we currently provide to our merchants.

We are subject to numerous federal and state regulations that affect the electronic payments industry. Regulation of our industry has increased significantly in recent years and is constantly evolving. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. We are also subject to U.S. financial services regulations, numerous consumer protection laws, escheat regulations and privacy and information security regulations, among other laws, rules and regulations. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines. To the extent these regulations negatively impact the business, operations or financial condition of our clients, our business and results of operations could be materially and adversely affected because, among other matters, our clients could have less capacity to purchase products and services from us, could decide to avoid or abandon certain lines of business, or could seek to pass on increased costs to us by negotiating price reductions. We could be required to invest a significant amount of time and resources to comply with additional regulations or oversight or to modify the manner in which we contract with or provide products and services to our clients; and those regulations could directly or indirectly limit how much we can charge for our services. We may not be able to update our existing products and services, or develop new ones, to satisfy our clients’ needs. Any of these events, if realized, could have a material adverse effect on our business, results of operations and financial condition.

These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our products and services to our clients and distribution partners. Implementing new compliance efforts is difficult because of the complexity of new regulatory requirements, and we are devoting and will continue to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, and which could materially adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

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We must comply with laws and regulations prohibiting unfair or deceptive acts or practices, and any failure to do so could materially and adversely affect our business.

We and many of our customers are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices and various state laws that are similar in scope and subject matter. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act that prohibit unfair, deceptive or abusive acts or practices, the Telemarketing Sales Act and other laws, rules and/or regulations, may directly impact the activities of certain customers of ours, and in some cases may subject us, as the electronic payment processor or provider of payment settlement services, to investigations, fees, fines and disgorgement of funds if we are found to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of a customer through our services. Various federal and state regulatory enforcement agencies, including the Federal Trade Commission and state attorneys general have authority to take action against non-banks that engage in Unfair, Deceptive, or Abusive Acts or Practices, or violate other laws, rules and regulations. To the extent we are processing payments or providing products and services for a customer suspected of violating such laws, rules and regulations, we may face enforcement actions and incur losses and liabilities that may adversely affect our business.

United States federal legislation and international laws impose certain obligations on the senders of commercial emails, which could minimize the effectiveness of our platform, and establish financial penalties for non-compliance, which could increase the costs of our business.

The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), establishes certain requirements for commercial email messages and transactional email messages and specifies penalties for the transmission of email messages that are intended to deceive the recipient as to source or content. Among other things, the CAN-SPAM Act, obligates the sender of commercial emails to provide recipients with the ability to “opt-out” of receiving future commercial emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more restrictive and difficult to comply with than the CAN-SPAM Act. If we were found to be in violation of the CAN-SPAM Act, applicable state laws governing email not preempted by the CAN-SPAM Act or foreign laws regulating the distribution of email, whether as a result of violations by our customers or our own acts or omissions, we could be required to pay large penalties, which would adversely affect our financial condition, significantly harm our business, injure our reputation and erode customer trust. The terms of any injunctions, judgments, consent decrees or settlement agreements entered into in connection with enforcement actions or investigations against our company in connection with any of the foregoing laws may also require us to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or could increase our operating costs.

Global legal, regulatory and legislative focus on the payments industry may have a material adverse impact on our overall business and results of operations.

Interchange fees are generally the largest component of the costs that acquirers charge merchants in connection with the acceptance of payment cards. Regulators and legislative bodies in a number of countries, as well as merchants, are seeking to reduce these fees through legislation, competition-related regulatory proceedings, central bank regulation and/or litigation.

More broadly, regulators in several jurisdictions increasingly have been leveraging, or seeking to establish, the authority to regulate certain aspects of payments systems. These regulations have, and could further result in, obligations or restrictions with respect to not only interchange fees but also the types of products that we may offer to consumers, the countries in which our cards and other payment devices may be used, the way we structure and operate our business and the types of cardholders and merchants who can obtain or accept cards. These obligations and restrictions could be further increased as more jurisdictions impose oversight of payment systems.

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Current regulatory activity could be extended to additional jurisdictions or products, which could materially and adversely affect our overall business and results of operations.

Regulators around the world increasingly look at each other’s approaches to the regulation of the payments and other industries. In some areas, such as interchange fees, we believe that regulators are increasingly cooperating on their approaches. Consequently, a development in any one country, state or region may influence regulatory approaches in other countries, states or regions.

As a result, the risks created by any one new law or regulation are magnified by the potential they have to be replicated in other jurisdictions or involving other products, affecting our business. These include matters like interchange rates, network standards and network exclusivity and routing agreements. Conversely, if widely varying regulations come into existence worldwide, we may have difficulty adjusting our products, services, fees and other important aspects of our business, with the same effect. Either of these outcomes could materially and adversely affect our overall business and results of operations.

Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our products and services.

In addition to those regulations discussed previously that are imposed by the card networks and NACHA, governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, transfer and disposal of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include the Family Educational Rights and Privacy Act of 1974, the Protection of Pupil Rights Amendment and the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. The U.S. Children’s Online Privacy Protection Act also regulates the collection of information by operators of websites and other electronic solutions that are directed to children under 13 years of age. These laws and regulations restrict our collection, processing, storage, use and disclosure of personal information, may require us to notify individuals of our privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information, and mandate certain procedures with respect to safeguarding and proper description of stored information. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of personal information to affected individuals, state officers, consumer reporting agencies and businesses and governmental agencies. The applicable regulatory framework for privacy issues is evolving and is likely to continue doing so for the foreseeable future, which creates uncertainty. For example, the California Consumer Privacy Act (CCPA) of 2018, which became effective January 1, 2020, imposes more stringent requirements with respect to California data privacy. The CCPA includes provisions that give California residents expanded rights to access and delete certain personal information, opt out of certain personal information sharing, and receive detailed information about how certain personal information is used.

Further, we are obligated, or will be obligated, by our customers, sponsor banks and software integration partners to maintain the confidentiality and security of non-public consumer information that our customers and their end customers share with us. Our contracts may require periodic audits by independent parties regarding our compliance with applicable standards, and may permit our counterparties to audit our compliance with best practices established by regulatory guidelines with respect to confidentiality and security of non-public personal information. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future, and any failure to do so could subject us to contractual liability, each of which could have a material effect on our business and results of operations.

If we fail to comply with these laws, regulations or contractual terms, or if we experience security breaches, we could face regulatory enforcement proceedings, suits for breach of contract and monetary liabilities. Additionally, any such failure could harm the relationships and reputation we depend on to retain existing customers and software integration partners and obtain new customers and software integration partners. If federal and state governmental bodies adopt more restrictive privacy laws in the future, our compliance costs could increase, and it could make our due diligence reviews and monitoring regarding the risk of our customers more difficult, complex and expensive. As our business grows, we may also be required to invest in a more substantive and complex compliance management system than the one we currently employ.

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Risks Related to Our Securities

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in future public offerings or private placements to make new investments or for other purposes. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

If we cannot continue to satisfy, the listing requirements and other rules of the Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities, including our Common Stock, and your ability to sell such securities.

In order to maintain our listing on Nasdaq, we are required to comply with certain rules of Nasdaq, including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities, including our Common Stock, could be subject to delisting.

If Nasdaq delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Delaware law.

Prior to, and in no event not later than, the closing of the offering, we will obtain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. There is no guarantee that such insurance coverage will protect us from any damages or loss claims filed against it.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Delaware, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control, which could limit the market price of our Common Stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and our amended and restated bylaw, contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•	a board of directors divided into two classes serving staggered two-year terms, such that not all members of the board will be elected at one time;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

•	a requirement that special meetings of stockholders be called only by the board of directors;

•	advance notice requirements for stockholder proposals and nominations for election to our board of directors;

•	a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and, upon the approval of not less than two-thirds of all outstanding shares of our voting stock entitled to vote in the election of directors;

•	a requirement of approval of not less than two-thirds of all outstanding shares of our voting stock to amend any bylaws or to amend specific provisions of our certificate of incorporation;

•	the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval, which preferred stock may include rights superior to the rights of the holders of Common Stock;

•	any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision; and

•	a Federal Forum provision that provides that unless we consent in writing to the selection of an alternative forum, the United States District Court for the State of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These antitakeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our Common Stock to decline.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware, as applicable. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware and the United States District Court for the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

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If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our Common Stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and if legal proceedings are initiated against us, it may harm our business.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude, that it is in the best interests of the Company and its shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to:

•	delays and uncertainty associated with the onboarding of clients onto our platform;
•	substantial investment and costs associated with new potential revenue streams and their corresponding contractual obligations;
•	a slowdown or reduction in our sales due to a reduction in end-user demand, unanticipated competition, regulatory issues, or other unexpected circumstances;
•	uncertainty regarding adverse macroeconomic conditions, including inflation, a recession, changes to fiscal and monetary policy, tighter credit, higher interest rates, consumer confidence and spending, and high unemployment;
•	dependence on third parties needed to facilitate our automated clearing house ("ACH") and merchant service capabilities;
•	delay in or failure to obtain regulatory approval for any future products in additional countries, and;
•	current and future laws and regulations.

You should read this prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated by reference herein and therein is accurate as of its date only. Because the risks referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein or therein by reference, and particularly our forward-looking statements, by these cautionary statements.

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USE OF PROCEEDS

We will not receive any proceeds upon the sale of the shares of common stock by the Selling Stockholders in this offering. See “Plan of Distribution” elsewhere in this prospectus for more information.

We will receive approximately $870,000 of proceeds if all the Warrants are exercised for cash.

We currently intend to use any proceeds we receive for working capital and other general corporate purposes. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering.

We will pay the expenses of registration of the shares of our common stock covered by this prospectus, including legal and accounting fees.

The prices at which the shares of common stock are covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated the mailing address of each of the Selling Stockholders below is c/o AppTech Payments Corp., 5876 Owens Avenue, Suite 100, Carlsbad, California 92008. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, the Company believes the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

The following table sets forth certain information, as of August 15, 2024, with respect to the beneficial ownership of our common stock by each of the following:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

As of August 15, 2024, we had 24,844,317 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned (3)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Shares of Series A Preferred Stock Beneficially Owned
Executive Officers & Directors
Luke D’Angelo (4)	1,282,320	5.16%	–	–
William Huff (5)	113,136	*	–	–
Mengyin H. Liang “Roz Huang” (6)	104,265	*	–	–
Virgilio Llapitan (7)	371,318	1.49%	–	–
Michael O’Neal (8)	90,733	*	–	–
Christopher Williams (9)	174,291	*	–	–
Meilin Yu (10)	145,000	*	–	–
All Named Executive Officers and Directors, as a group (7 persons)	2,281,063	9.18%	–	–
5% Stockholders (other than our executive officers and directors)
Collingsworth Properties (11)	–	–	1	7.14%
Jan Carson Connolly (12)	–	–	1	7.14%
Timothy J. Connolly (13)	–	–	4	28.60%
Cornell Capital Partners LP (14)	–	–	1	7.14%
Richard Dole (15)	–	–	1	7.14%
Ali Ebrahimi (16)	–	–	1	7.14%

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Kerry French (17)	–	–	1	7.14%
Hunter Holdings Inc. (18)	–	–	1	7.14%
J. Michael King (19)	–	–	1	7.14%
nDigital Ventures (20)	2,347,905	9.45%	–	—%
Newbridge Securities Corp. (21)	–	–	1	7.14%
Michael O. Sutton (22)	–	–	1	7.14%

*	Less than 1% ownership interest.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o AppTech Payments Corp., 5876 Owens Ave., Suite 100, Carlsbad, CA 92008.
(2)	The Company had a reverse stock split of its issued and outstanding voting common stock, at an exchange ratio of 1-for-9.5, that went into effect on Wednesday, January 5, 2022. All numbers of shares and stock prices within this prospectus have been converted to show the current number of shares and stock prices post the reverse stock split.
(3)	Based on 2,281,063 shares of common stock beneficially owned as of the record date of this prospectus. Any shares of common stock, not outstanding that are issuable upon the exercise or conversion of other securities held by a person within the next 60 days are considered outstanding when computing such person’s ownership percentage of common stock but are not when computing anyone else’s ownership percentage.
(4)	Luke D’Angelo directly owns 877,057 shares of common stock and 405,263 vested options.
(5)	William Huff directly owns 95,636 shares of common stock and 17,500 vested options.
(6)	Roz Huang directly owns 88,015 shares of common stock and 16,250 vested options.
(7)	Virgilio Llapitan directly owns 199,739 shares of common stock and 171,579 vested options.
(8)	Michael O’Neal directly owns 76,983 shares of common stock and 13,750 vested options.
(9)	Christopher Williams directly owns 90,967 shares of common stock and 10,000 vested options, plus 73,324 shares held by HUD Investments, LLC, an entity of which Christopher Williams’ spouse has voting and dispositive control. Mr. Williams disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.
(10)	Meilin Yu directly owns 0 shares of common stock and 145,000 vested options.
(11)	The mailing address for Collingsworth Properties is 6575 West Loop South Ste. 700, Bellaire, TX 77056.
(12)	The mailing address for Jan Carson Connolly is 109 N. Post Oak Ln., Suite 422, Houston, TX 77024.
(13)	The mailing address for Timothy J. Connolly is 109 N. Post Oak Ln., Suite 422, Houston, TX 77024.
(14)	The mailing address for Cornell Capital Partners LP is 101 Hudson St., Suite 3700, Jersey City, NJ 07302.
(15)	The mailing address for Richard Dole is 318 Indian Bayou, Houston, TX 77057.
(16)	The mailing address for Ali Ebrahimi is 9802 Westheimer Suite 250, Houston, TX 77042.
(17)	The mailing address for Kerry French is One Riverway Suite 2400, Houston, TX 77056.
(18)	The mailing address for Hunter Holdings Inc. is P.O. Box 270990, Houston, TX 77277.
(19)	The mailing address for J. Michael King is 3887 Pacific Street, Las Vegas, NV 89121.
(20)	The mailing address of nDigital Ventures is c/o Infinios Financial Services B.S.C., 11th Floor, Park Place, Building 2420, Road 2831, Block 428, Seef District, Kingdom of Bahrain Office. nDigital Ventures is wholly owned by nDigital Holdings SPC - Class C Segregated Portfolio. Yusuf Dawood Ebrahim Nonoo (41.4%), Fuad Dawood Ebrahim Nonoo (32.3%), Andrew John Sims (16.3%), and CC Fintech (10%) have voting and dispositive control over nDigital Holdings SPC.
(21)	The mailing address for Newbridge Securities Corp. is 1451 W. Cypress Creek Rd., Ste 204, Fort Lauderdale, FL 33309
(22)	The mailing address for Michael O. Sutton is 125 Broad St., 15th Floor, New York, NY 10004.

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SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the Selling Stockholders identified in the table below, including its pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate 3,029,440 shares of our common stock, which includes (i) 100,000 shares of common stock issued to Selling Stockholders upon the execution of the Securities Purchase Agreement as Private Placement Commitment Shares, including 50,000 shares of common stock issued to Peak One Investments and 50,000 shares of common stock issued to Peak One; (ii) up to 750,000 shares of common stock to be issued to Peak One upon exercise of Warrants; and (iii) 2,179,440 shares of common stock to be issued to Peak One upon conversion of the Debenture, including conversion of $66,000 of accrued interest. Peak One Investments is the General Partner of Peak One, both of which are Delaware entities.

We have also agreed to cause this registration statement to become effective and to keep such registration statement continuously effective. See also “Description of Our Securities—Stockholder Registration Rights.”

The Selling Stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Number of Shares of Common Stock Being Offered” in the table below. The table below has been prepared based upon information furnished to us by the Selling Stockholders as of the dates represented in the footnotes accompanying the table. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of its shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The following table and footnote disclosure following the table sets forth the name of the Selling Stockholders, the nature of any position, office or other material relationship, if any, that the Selling Stockholders have had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after March 31, 2024 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Except for transactions related to Securities Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

We have assumed that all shares of common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of common stock that will be held by the Selling Stockholders upon termination of the offering covered by this prospectus because the Selling Stockholders may offer some, all or none of the shares of common stock being offered in the offering. Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

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For purposes of the table below, 24,844,317 shares of common stock are outstanding as of August 15, 2024.

	Shares of Common Stock Beneficially Owned Before this		Maximum Number of Shares of Common Stock	Shares of Common Stock to Be Beneficially Owned Upon Completion of this Offering
	Offering Number		Being Offered	Number(2)	Percentage
Selling Stockholders
Peak One Opportunity Fund L.P. and Peak One Investments, LLC	100,0000	(1)	3,029,440 (2)	–	–

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This number represents the 50,000 Private Placement Commitment Shares we issued to Peak One in July 2024, the 50,000 Private Placement Commitment Shares we issued to Peak One Investments in July 2024. The Securities Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Peak One to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Peak One, would cause Peak One’s beneficial ownership of our common stock to exceed the 4.99 Beneficial Ownership Cap. The Securities Purchase Agreement also prohibit us from issuing or selling shares of our common stock such agreements in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under such agreements. Jason Goldstein has voting and dispositive power with respect to the shares of Common Stock that are beneficially owned by Peak One and Peak One Investments.

(2)	Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the Selling Stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Pursuant to the registration rights agreement that we entered into with respect to the Private Placement, we agreed to keep this prospectus effective until the Selling Stockholders do not own any Warrants Shares, Debenture Shares or Private Placement Commitment Shares. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF OUR SECURITIES

General

The following is a description of the material terms of our common stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”). We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

Common Stock

General

We currently have authorized 105,263,158 shares of common stock, par value $0.001 per share. As of August 15, 2024, there were 24,844,317 shares of common stock outstanding held of record by 5,377 stockholders. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and nonassessable.

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our restated certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to the section entitled “Where You Can Find More Information” for directions on obtaining these documents.

Voting Rights

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. The holders of our common stock do not have any cumulative voting rights.

Dividends

Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding convertible preferred stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding convertible preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult: our acquisition by means of a tender offer; our acquisition by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

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Section 203 of the Delaware General Corporation Law is applicable to takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our restated certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

In addition to our board of directors’ ability to issue shares of preferred stock, our restated certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our restated certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors;

•	establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc. Their address is 512 SE Salmon Street, Portland, Oregon 97214 and their phone number is (503) 227-2950.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “APCX.” We also have warrants listed on the Nasdaq Capital Market under the symbol “APCXW.”

Debenture and Warrants Overview

On July 11, 2024, we closed the Private Placement of $1,100,000 in principal amount of our 6% convertible Debenture and the Warrants to purchase up to 740,00 shares of our common stock to Peak One. Pursuant to the Securities Purchase Agreement, the Debenture was sold to Peak One for a purchase price of $1,000,000, representing an original issue discount of ten percent (10%).

Debenture

See “Recent Developments–Private Placement Offering of Common Stock, Debenture and Warrants” for a description of the outstanding Debenture.

Warrants

See “Recent Developments–Private Placement Offering of Common Stock, Debenture and Warrants” for a description of the outstanding Warrants.

Stockholder Registration Rights

Registration Rights Agreement–Private Placement

We entered into a Registration Rights Agreement, dated July 10, 2024, with Peak One where we agreed to file a registration statement within 30 days of the date of the Securities Purchase Agreement to register the shares of our common stock issuable underlying the Debenture and the Warrants as well as the Commitment Shares with the SEC. The registration statement of which this prospectus forms a part is being filed to satisfy the obligations under the Registration Rights Agreement.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus is being passed upon by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The consolidated financial statements as of December 31, 2023, and 2022, and for the years then ended, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of dbbmckennon, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about AppTech Payments Corp. is contained at our website, www.apptechcorp.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC. The following Corporate Governance documents are also posted on our website: Code of Ethics and the Charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) the date of this prospectus and before the completion of the offerings of the shares of our common stock included in this prospectus.

•	Our Annual Report on Form 10-K (File No. 001-39158) for the fiscal year ended December 31, 2023 filed with the SEC on April 1, 2024;

•	Our Definitive Proxy Statement on Schedule 14A (File No. 001-39158), filed with the SEC on April 12, 2024 (to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023;

•	Our Current Reports on Form 8-K (File No. 001-39158) filed with the SEC on March 27, 2024, May 3, 2024, May 14, 2024, May 31, 2024, and July 12, 2024;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 and June 30, 2024 (File No. 001-39158), filed with the SEC on May 14, 2024 and August 14, 2024, respectively; and

•	The description of our common stock contained in our registration statement on Form 8-A12B filed with the SEC on December 20, 2021, under the Exchange Act, together with any subsequent amendment or report for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and the and the documents we file with the SEC that are incorporated by reference herein, but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to AppTech Corp., Attn: Luke D’Angelo, Chief Executive Officer, Chairman and Director, 5876 Owens Avenue, Suite 100, Carlsbad, California 92008, or telephoning us at (760) 707-5959 ..

You should rely only on information contained in, or incorporated by reference into, this prospectus and the documents we file with the SEC that are incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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AppTech Payments Corp.

100,000 Shares of Common Stock

2,179,440 Shares of Common Stock Underlying a Debenture

750,000 Shares of Common Stock Underlying Warrants

PROSPECTUS

August 22, 2024